1608-2016369 September 2, 2016 Securities and Exchange Commission 100 F Street, N.E. Washington, DC 20549 Ladies and Gentlemen: We have read Item 4.01 of Form 8-K dated August 30, 2016, of First NBC Bank Holding Company and are in agreement with the statements contained in the first and second paragraphs on page 2 therein.  Ernst & Young LLP 3900 One Shell Square 701 Poydras Street New Orleans, LA 70139 Tel: +1 504 581 4200 Fax: +1 504 596 4233 ey.com A member firm of Ernst & Young Global Limited